Exhibit 14.1

PNA GROUP HOLDING CORPORATION

CODE OF CONDUCT AND ETHICS FOR SENIOR MANAGEMENT

FOREWORD

This Code of Conduct and Ethics for Senior Management (the “Code”) of PNA Group Holding Corporation and its direct and indirect subsidiaries (collectively referred to as the “Company”) is intended to provide our Senior Managers, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. Each Senior Manager of the Company must acknowledge his or her review of and agreement to comply with the Code as a condition of his or her continuing relationship with the Company. The term “Senior Manager” means all members of senior management of the Company, including the Principal Executive Officer and Principal Financial Officer of the Company, each President of the Company, and every member of the Board of Directors of the Company, even if such member is not employed by the Company.

It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the Company, and possibly other legal action. If any violation of the Code is known to you, you are obligated to report violations to the Compliance Officer (defined herein) or any member of the Board of Directors, described in more detail below. By doing so, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our Company.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Compliance Officer or any member of the Board of Directors.

The provisions of the Code regarding the actions the Company will take are guidelines which the Company intends to follow. There may be circumstances, however, that in the Company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

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I.	IMPLEMENTATION OF THE CODE

The following questions and answers address the Company’s implementation of the Code. The Company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from retaliation for complying with and reporting violations under the Code.

Q:	How can I report a violation of the Code?

A: Violations of the Code can be reported by contacting the Company’s Compliance Officer at the address listed below.

Q:	Who is responsible for administering, updating and enforcing the Code?

A: The Company’s Board of Directors has appointed the Compliance Officer to administer, update and enforce the Code. Ultimately, the Board of Directors of the Company must ensure that the Compliance Officer fulfills his responsibilities.

The Compliance Officer has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

•	develop the Code based on legal requirements, guidelines of the Securities and Exchange Commission, regulations and ethical considerations that are raised in the Company’s operations;

•	ensure that the Code is distributed to all Senior Managers and that all Senior Managers acknowledge the principles of the Code;

•	implement a training program around the Code;

•	audit and assess compliance with the Code;

•	serve as a point person for reporting violations and asking questions under the Code; and

•	revise and update the Code to respond to detected violations and changes in the law.

The Compliance Officer is the Company’s General Counsel.

The Compliance Officer will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept as confidential as practicable under the circumstances.

Q:	How can I contact the Compliance Officer?

A: The name and phone numbers of the Compliance Officer is listed below. He can assist you in answering questions or reporting violations or suspected violations under the Code.

Michael L. Smit Compliance Officer	400 Northridge Road Suite 850 Atlanta, GA 30350 T: (770) 641-6460 F: (770) 641-6497 michael.smit@pnagroupinc.com

II.	GENERAL REQUIREMENTS

Each Senior Manager must be honest, fair and accountable in all business dealings and obligations and to ensure:

•	honest and ethical conduct;

•	the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company; and

•	compliance with applicable governmental laws, rules and regulations.

III.	CONFLICTS OF INTEREST

Senior Managers should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the Company. In dealings with current or potential customers, suppliers, contractors and competitors, each Senior Manager should act in the best interests of the Company to the exclusion of their own personal advantage. Senior Managers are prohibited from any of the following activities that could represent an actual or perceived conflict of interest:

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No Senior Manager or immediate family member of a Senior Manager shall have a significant financial interest in, or obligation to, any outside enterprise that does or seeks to do business with the Company or that is an actual or potential competitor of the Company, without prior written approval of the Compliance Officer, or as necessary, the Board of Directors or a committee thereof.

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No Senior Manager shall conduct a significant amount of business on the Company’s behalf with an outside enterprise that does or seeks to do business with the Company if an immediate family member of the Senior Manager is a principal, officer or employee of such enterprise, without prior written approval of the Compliance Officer, or as necessary or if the matter involves an executive officer or a member of the Board of Directors, the Board of Directors or a committee thereof.

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No Senior Manager shall conduct a significant amount of business on the Company’s behalf with an outside enterprise if the Senior Manager knows that a principal or officer of such enterprise is an immediate family member of any other Company employee without prior written approval of the Compliance Officer, or as necessary or if the matter involves an executive officer or a member of the Board of Directors, the Board of Directors or a committee thereof.

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No Senior Manager or immediate family member of a Senior Manager shall serve as a director, officer or in any other management or consulting capacity of any actual or potential competitor of the Company.

•	No Senior Manager shall use any Company property or information or his or her position at the Company for his or her personal gain.

•	No Senior Manager shall engage in activities that are directly competitive with those in which the Company is engaged.

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No Senior Manager shall divert a business opportunity from the Company to such individual’s own benefit. If a Senior Manager becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the Company is or may become involved or in which the Company may have an existing interest, the Senior Manager should disclose the relevant facts to the Compliance Officer or a member of the Board of Directors. The Senior Manager may proceed to take advantage of such opportunity only if the Company is unwilling or unable to take advantage of such opportunity as notified in writing by the Board of Directors or a committee thereof.

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No Senior Manager or immediate family member of a Senior Manager shall receive any loan or advance from the Company, or be the beneficiary of a guarantee by the Company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Officer, and in each case in accordance with applicable law. Please see “Corporate Advances” below for more information on permitted corporate advances.

In addition, all related-party transactions will be subject to the review and approval of the Audit Committee of the Board of Directors, as required by the Securities and Exchange Commission or any other regulatory body to which the Company is subject. Each Senior Manager should make prompt and full disclosure in writing to the Compliance Officer or a member of the Board of Directors of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

IV.	PROTECTION AND PROPER USE OF COMPANY ASSETS AND ASSETS ENTRUSTED TO IT

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each Senior Manager of the Company. Senior Managers must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions of this Code relating to protection of the Company’s property also apply to property of others entrusted to the Company (including proprietary and confidential information).

A.	Proper Use of Company Property

The removal from the Company’s facilities of the Company’s property is prohibited, unless authorized by the Company. This applies to furnishings, equipment, supplies and inventory, as well as property created or obtained by the Company for its exclusive use, such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the Company’s premises or used for purposes other than the Company’s business without prior written authorization from the Compliance Officer.

The Company’s products and services are its property; contributions made by any Senior Manager to their development and implementation are the Company’s property and remain the Company’s property even if the individual’s employment or directorship terminates.

Each Senior Manager has an obligation to use the time for which he or she receives compensation from the Company productively. Work hours should be devoted to activities directly related to the Company’s business.

B.	Confidential Information

The Company provides its Senior Managers with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each Senior Manager must safeguard include (but are not limited to) the Company’s plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of the Company. No Senior Manager shall disclose the Company’s confidential information to an unauthorized third party or use the Company’s confidential information for his or her own personal benefit.

C.	Accurate Records and Reporting

The Company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the Company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the Company. No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

As a result of our status as a debt reporting company, we are required to file periodic reports with the Securities and Exchange Commission. The Company takes its public disclosure responsibility seriously. To that end:

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each director, as well as all other Senior Managers directly involved in such matters, must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company;

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each Senior Manager and director must promptly bring to the attention of the Audit Committee of the Board of Directors any material information of which such person may become aware that affects the disclosures made by the Company in its public filings or otherwise would assist the Audit Committee of the Board of Directors and the company in fulfilling its responsibilities; and

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each Senior Manager and director must promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. If the Senior Manager has concern regarding any fraud, whether or not material, involving management or officers of the company who have a significant role in the Company’s financial reporting, such concern should be directed to the Compliance Officer.

The Company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted and are in compliance with regulatory requirements. The system of internal controls within the Company includes written policies and procedures, budgetary controls, supervisory review and monitoring and various other checks and balances and safeguards.

The Company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms.

Senior Managers are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the Company’s accounting personnel, but with all employees of the Company (including Senior Managers) involved in approving transactions, supplying documentation for transactions and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the Company’s, stockholder, bondholders and the Securities and Exchange Commission rely on the integrity of the Company’s internal reports and record-keeping, all Senior Managers must adhere to the highest standards of care with respect to our internal records and reporting. The Company is committed to full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each Senior Manager to work diligently towards that goal.

Any Senior Manager who believes the Company’s books and records are not in accord with these requirements should immediately report the matter to the Compliance Officer or a member of the Board of Directors. The Company has adopted explicit non-retaliation policies with respect to these matters, which are described below.

D.	Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the Company’s business needs, all Senior Managers must maintain records in accordance with the Company’s Document Retention Policy, a copy of which is attached hereto as Annex A.

In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once a Senior Manager has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. Senior Managers must handle such records in accordance with the procedures outlined in the Company’s Document Retention Policy.

When in doubt regarding retention of any record, a Senior Manager must not discard or alter the record in question and should seek guidance from the Compliance Officer or a member of the Board of Directors. Senior Managers should also direct all questions regarding our Document Retention Policy and related procedures to the Compliance Officer or a member of the Board of Directors.

E.	Corporate Advances

Under law, the Company may not loan money to Senior Managers except in limited circumstances. It shall be a violation of the Code for any Senior Manager to advance Company funds to any other employee of the company or to himself or herself except for usual and customary business advances for legitimate corporate purposes, and then only to the extent permitted by applicable law. The Company’s accounts and credit cards are to be used only for authorized, legitimate business purposes. A Senior Manager will be responsible for any unauthorized charges.

V.	FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS AND ASSOCIATES

The Company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the Company or its employees. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited.

A.	Giving Gifts

Cash or cash-equivalent gifts must not be given by a Senior Manager to any person or enterprise.

B.	Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by Senior Managers or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the Company; provided that Senior Managers may give and receive meals and entertainment which are permitted by applicable law and are usual and customary for the industry in which the Company conducts its business.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes a Senior Manager feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent.

C.	Unfair Competition

The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, Senior Managers may not spread false rumors about competitors or make misrepresentations about their businesses. For example, a Senior Manager may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization. For example, it is not a valid form of “market research” to visit a competitor’s place of business posing as a customer.

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the Company’s services and products are both illegal and contrary to Company policy. A Senior Manager may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

D.	Antitrust Concerns

Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in our Company’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the Company to the imposition of injunctions, treble damages and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the Company.

A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors, all Senior Managers must follow these rules:

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Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.

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Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.

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Be careful of your conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.

•	Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.

•	Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.

Another focus of antitrust law is how a Company deals with customers, suppliers, contractors and other third parties. The following practices could raise issues, and Senior Managers should always consult with the Compliance Officer before doing any of the following:

•	Refuse to sell to any customers or prospective customer;

•	Enter into any new distribution or supply agreement which differs in any respect from those previously approved;

•	Condition a sale on the customer’s purchasing another product or service, or on not purchasing the product of a competitor;

•	Agree with a customer on a minimum or maximum resale price of our products;

•	Impose restrictions on the geographic area to which our customers may resell our products;

•	Require a supplier to purchase products from the Company as a condition of purchasing products from that supplier;

•	Enter into an exclusive dealing arrangement with a supplier or customer; or

•	Offer different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

If our Company has a dominant or potentially dominant position with respect to a particular product or market, especially rigorous standards of conduct must be followed. In these circumstances, all Senior Managers should:

•	Consult with the Compliance Officer before selling at unreasonably low prices or engaging in any bundling practices; and

•	Keep the Compliance Officer fully informed of competitive strategies and conditions in any areas where the Company may have a significant market position.

Finally, always immediately inform the Compliance Officer if local, state or federal law enforcement officials request information from the Company concerning its operations.

E.	Unfair Practices in International Business

Under the Foreign Corrupt Practices Act (“FCPA”), all employees of the Company, including Senior Managers, are prohibited from making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of:

•	Influencing any act or decision of a foreign official in his official capacity;

•	Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•	Inducing a foreign official to use his position to affect any decision of the government; or

•	Inducing a foreign official to secure any “improper advantage.”

A gift is still “corrupt” even when paid through an intermediary. Any employee of the Company (including Senior Managers) who has any questions whatsoever as to whether a particular gift might be “corrupt” under the FCPA, please contact the Compliance Officer or any member of the Board of Directors.

VI.	GOVERNMENT RELATIONS

Senior Managers must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A.	Government Procurement

The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms and conditions equivalent to those granted to the Company’s most favored commercial customers and that there is full and open competition in contracting.

When selling products or services to government procurement agencies, the Company is accountable for complying with all applicable procurement laws, regulations and requirements. Certifications to, and contracts with, government agencies are to be signed by a Company employee authorized by the Board of Directors to sign such documents, based upon knowledge that all requirements have been fully satisfied.

B.	Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or employee if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

C.	Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, Company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Compliance Officer, the formation and operation of a political action committee.

VII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	Equal Employment Opportunity

The Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

The Company encourages its employees, including Senior Managers, to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Company’s General Counsel. Senior Managers who have concerns regarding conduct they believe is discriminatory should also feel free to make any such reports to a member of the Board of Directors.

B.	Sexual Harassment Policy

The Company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the Company will not tolerate sexual harassment of Company employees by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at Company-sponsored social functions or elsewhere.

C.	Health, Safety & Environment Laws

Health, safety and environmental responsibilities are fundamental to the Company’s values. Senior Managers are responsible for ensuring that the Company complies with all provisions of the health, safety and environmental laws of the United States and of other countries where the Company does business.

The penalties that can be imposed against the Company and its employees for failure to comply with health, safety and environmental laws can be substantial and include imprisonment and fines.

VIII.	REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

Any Senior Manager of the Company having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Compliance Officer or any member of the Board of Directors. Failure to report suspected or actual violations is itself a violation of the Code and may subject the Senior Manager to disciplinary action, up to and including termination of employment or legal action. The Company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

Any Senior Manager who reports a suspected violation under the Code by the Company, its employees or its agents acting on behalf of the Company, to the Compliance Officer or any member of the Board of Directors, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the Senior Manager, another member of senior management of the Company, or any other Company employee.

In addition, any Senior Manager who reports a suspected violation under the Code which the Senior Manager reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the Senior Manager’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the Senior Manager, another member of senior management of the Company, or any other Company employee.

IX.	QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Senior Managers are encouraged to consult with the Compliance Officer about any uncertainty or questions they may have under the Code.

If any situation should arise where a course of action would likely result in a violation of the Code but for which the Senior Manager thinks that a valid reason for the course of action exists, the Senior Manager should contact the Compliance Officer to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Officer will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver requests by Senior Managers shall be referred to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The Company will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission. If the Board denies the request for a waiver, the waiver will not be granted and the Senior Manager may not pursue the intended course of action.

It is the Company’s policy only to grant waivers from the Code in limited and compelling circumstances.

X.	FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address each Senior Manager’s obligation to comply with the Code. The Company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Do I have a duty to report violations under the Code?

A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Compliance Officer or a member of the Board of Directors. The Company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

Q: I’m afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A: The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by the Company, or its agents acting on behalf of the Company, to the Compliance Officer or a member of the Board of Directors, the Company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the Company. The Company will endeavor to keep confidential any report you make to the Compliance Officer or a member of the Board of Directors to the extent practicable under the circumstances.

In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the Company.

Q: How are suspected violations investigated under the Code?

A: When a suspected violation is reported to the Compliance Officer or a member of the Board of Directors, the Compliance Officer will gather information about the allegation by interviewing the Senior Manager reporting the suspected violation, the Company employee who is accused of the violation and/or any co-workers or employees of the accused employees to determine if a factual basis for the allegation exists. The reporting Senior Manager’s immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The Company will endeavor to keep the identity of the reporting Senior Manager confidential to the fullest extent practicable under the circumstances.

If the report is not substantiated, the reporting Senior Manager will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Compliance Officer will close the matter as unsubstantiated.

If the allegation is substantiated, the Compliance Officer will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Officer will make a recommendation to the Board of Directors of the Company for its approval. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Compliance Officer may refer the violation to the human resources department for appropriate disciplinary action.

The Compliance Officer shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

The Company will endeavor to keep all proceedings and the identity of the reporting person as confidential as practicable under the circumstances.

Q: Do I have to participate in any investigation under the Code?

A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the Company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q: What are the consequences of violating the Code?

A: As explained above, Senior Managers who violate the Code may be subject to discipline, up to and including termination of employment. Senior Managers who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such Senior Managers may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the Company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A: The Compliance Officer and any member of the Board of Directors can help answer questions you may have under the Code. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Compliance Officer and if necessary, obtaining a waiver from the Code.

APPENDIX

SENIOR MANAGER’S AGREEMENT TO COMPLY

I have read the PNA Group Holding Corporation Code of Conduct and Ethics (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

_____	To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR

_____	I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:		Date:
Name (Please print): Department/Location:

ANNEX A

PNA GROUP HOLDING CORPORATION

DOCUMENT RETENTION POLICY

I.	PURPOSE

This document retention policy (the “Document Retention Policy”) is intended to establish criteria for retention and storage of both paper and electronic documents in order to insure proper retention of those records needed to (a) efficiently transact business and (b) comply with various laws and regulations applicable to business operations. The Document Retention Policy is additionally designed to provide for the elimination of unnecessary records in order to facilitate the ability to locate relevant documents and reduce the costs associated with storage.

The Document Retention Policy applies to PNA Group Holding Corporation (the “Company”) and to each subsidiary and business operating unit of the Company (referred to in the Document Retention Policy collectively as the “Company”).

II.	GENERAL GUIDELINES AND ADMINISTRATION

All inquiries concerning the Document Retention Policy should be referred to Michael L. Smit (the “Policy Administrator”).

In the event that the Company is served any subpoena or any other request for records, the recipient of such subpoena and/or request shall immediately notify the Policy Administrator. In the event a subpoena or other request for the records of the Company relates to records which are in the process of being destroyed pursuant to the Document Retention Policy, destruction should immediately cease. In addition, in the event that any Company employee is made aware of the existence or likely commencement of any actual or potential claim, action, arbitration, or regulatory or government inquiry, investigation, or proceeding involving the Company, such employee shall immediately notify the Policy Administrator. The notification referred to in this paragraph should be made both verbally and in writing.

Any relevant records that relate to any threatened or pending claim, action, arbitration, or regulatory or government inquiry, investigation, or proceeding shall be retained until such matter has been fully resolved and the Policy Administrator has approved the destruction of the records in question. In addition, where it is reasonable to expect there may be a claim, action, arbitration or government or regulatory inquiry, investigation, or proceeding involving the Company, all potentially pertinent records shall be retained until that expectation no longer exists. Any questions concerning the need to retain particular records should be referred to the Policy Administrator.

The Company should insure, by contract or other means, that persons or entities authorized to act on its behalf in conducting its business (e.g., managing general agents, auditors, claims administrators) will comply with the provisions of the Document Retention Policy in maintaining records that the Company itself would otherwise be required to retain.

Due to storage limitations, it is not possible to store paper or electronic copies of all records. Therefore, in the ordinary course and after a transaction is completed, unnecessary materials should be destroyed. Upon the completion of a retention period for particular records, unless the relevant department head or the Plan Administrator has specifically requested that the records be retained for a further period, the records shall be destroyed.

III.	RETENTION PERIODS

A.	Corporate Records

•

Organizational documents, including: articles of incorporation; by-laws, board of director and committee meeting minutes (including agendas and supporting materials); and board resolutions and written consents should be retained indefinitely.

•	Stock certificates, transfer records and annual general meeting minutes (including agendas, proxies and supporting materials) should be retained indefinitely.

•	Company histories, organizational charts and similar records reflecting the corporate history of the Company should be retained indefinitely.

•	Contracts, mortgages, notes and leases should be retained for 10 years after termination of such contracts, mortgages, notes or leases.

B.	Legal/Regulatory Records

•	Any records relating to compromises, settlements or agreements with government entities or other regulators of any jurisdictions should be retained indefinitely.

•	Records concerning inquires should be retained for 5 years following resolution of the matter to which the records relate.

•	Records concerning any litigation in which the Company is involved as a party or witness should be retained for 10 years after final judgment or from the date of settlement.

C.	Financial Records

•	A record of all published Annual and Quarterly Statements should be retained indefinitely.

•	All tax returns and supporting information should be retained indefinitely.

•	Ledgers and journal entries should be retained indefinitely.

•	Bank statements, cancelled checks, invoice registers, cash receipt vouchers, cash disbursement vouchers and invoice registers should be retained for 10 years.

•

Financial records necessary to verify the financial condition of the Company (e.g. balance sheets, annual and quarterly statement workpapers, evidence of asset ownership, etc.) should be retained for 7 years from the creation of the document.

•	Banking files should be retained for 7 years from the last activity.

•

The Company should require its auditors to retain all workpapers prepared in the conduct of their examination and any communications related to the audit until the filing of an examination report covering the period of the audit or 7 years from the date of the audit report, whichever is longer.

•	Records relating to investments made by the Company should be retained for 7 years.

•	Records relating to the Company’s real estate matters should be retained for 7 years.

D.	Records Relating to Vendor and Service Contracts

•	Contracts, leases, purchase agreements and other records relating to the Company’s relationship with vendors and service providers should be retained for 7 years after the expiration of the agreement.

•	Correspondence with any vendor or service provider should be retained for 7 years after the expiration of the relationship.

E.	Records Relating to the Company’s Relationship with Intermediaries, Producers and other Agents

•	Written contracts and letters with brokers, agents, intermediaries and other producers should be retained for 7 years after the expiration of the agreement.

•	Correspondence with any brokers, agents, intermediaries and other producers should be retained for 7 years after the expiration of the relationship.

F.	Personnel Records

•	Personnel files for each employee should be retained for 6 years following termination of the employee.

•	Employment applications should be retained for 1 year for individuals who are not hired and should be part of the personnel file for individuals who are hired.

•	Retirement and pension records should be retained indefinitely.

•	Records relating to the termination of any employee by the Company shall be retained indefinitely.

IV.	EMAIL POLICY

A.	General

Email, as an electronic document, is considered to be a record, and hence is subject to the same retention periods as described above.

The email systems may only be used for authorized company business purposes. Unless expressly authorized by the Company, no commercial, philanthropic or political solicitations should be made through the email system. Messages should not contain material that would not be included in any other form of written or voice office communications. Offensive, hostile, defamatory or derogatory language in email messages will not be tolerated. Email communications require the same good judgment that is to be exercised by firm personnel in all correspondence.

The use of the email systems is not private. The Company may, at any time and for any reason and without advance notice to the employee, access, monitor, read, disclose and delete messages and provide information about email messages to its counsel, law enforcement agencies and other outside parties.

Due to the ever-present threat of computer viruses, users (whether employees, contractors or consultants) should exercise good judgment when attempting to open email attachments. Only open an attachment if it is familiar to you and you are expecting to receive it. Never open an attachment type that is not easily recognizable.

B.	Message Storage, Retention and Deletion

Unless expressly instructed by authorized Company management, messages in user’s mailboxes should not be stored or retained electronically for more than 60 days from date of receipt. Messages older than 60 days, which have not have been affirmatively identified as materials to be retained as per instructions of the Policy Administrator, may be automatically deleted by the Company without advance warning. Any email message that the sender or recipient wishes to save must be specifically retained in accordance with the Document Retention Policy.

Users are prohibited from automatically sending, copying, or forwarding messages outside of their mailbox.

C.	Violations of Email Policy

Senior Manager users who violate the email policy are subject to immediate discipline up to and including termination. Other users (for example, contractors) are subject to immediate revocation of email system access and use privileges without notice and other actions permitted by law, subject to any applicable agreement or other applicable legal obligation, law, or regulation to the contrary.

V.	EFFECTIVE DATE

This Document Retention Policy is effective as of March 20, 2008. The Company reserves its right to amend this Document Retention Policy in writing at any time.